Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 14, 2011, in the Registration Statement on Form S-4 and related Prospectus of Clear Channel Communications, Inc. for the registration of $1,750,000,000 9.0% Priority Guarantee Notes due 2021.

/s/ Ernst & Young LLP

San Antonio, Texas

June 22, 2011